UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]	Preliminary Proxy Statement

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[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

Lineage Cell Therapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2173 Salk Ave. Suite 200 Carlsbad, CA 92008 (442) 287-8990 www.lineagecell.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held September 22, 2020

To the Shareholders of Lineage Cell Therapeutics, Inc.:

The 2020 annual meeting of shareholders (the “Meeting”) of Lineage Cell Therapeutics, Inc. (“Lineage,” “we,” “us,” and “our”) will be held at 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008 on September 22, 2020 at 7:30 a.m. Pacific Time for the following purposes:

1.	To elect seven directors to hold office until the 2021 annual meeting of shareholders and until their respective successors are duly elected and qualified.
2.	To ratify the appointment of OUM & Co. LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.
3.	To approve, on an advisory basis, the compensation paid to our named executive officers.
4.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached Proxy Statement, which forms a part of this notice and is incorporated herein by reference.

We intend to hold the Meeting in person. However, we are actively monitoring the COVID-19 pandemic and are sensitive to the public health and travel concerns that our shareholders may have and the protocols that federal, state, and local governments may impose. If it is deemed advisable, we will announce alternative or additional arrangements for the Meeting as promptly as practicable. Any change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission.

All shareholders are cordially invited to attend the Meeting. Our board of directors has fixed the close of business on July 28, 2020 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

We have elected to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders by providing access to these documents on the Internet instead of mailing printed copies. Those rules allow a company to provide its shareholders with proxy materials, while lowering the costs of delivery and reducing the environmental impact. Most of our shareholders will not receive printed copies of our proxy materials unless requested, but instead will receive a notice with instructions on how they may access and review our proxy materials on the Internet and how they may cast their vote. If you would like to receive a printed or electronic copy of our proxy materials, please follow the instructions for requesting the materials in the Notice of Internet Availability of Proxy Materials that is being sent to you.

Your vote is important. Whether or not you expect to attend the Meeting, please vote as soon as possible. You may authorize a proxy to vote your shares by telephone, via the Internet, or—if you have received and/or requested paper copies of our proxy materials by mail—by signing, dating and returning the proxy card in the envelope provided. For specific voting instructions, please refer to the information provided in the accompanying Proxy Statement and in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Chase C. Leavitt

General Counsel and Corporate Secretary

Carlsbad, California

August 7, 2020

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 22, 2020

The board of directors (“Board”) of Lineage Cell Therapeutics, Inc. (“Lineage,” “we,” “us” and “our”) is soliciting the enclosed proxy for use at our 2020 annual meeting of shareholders (the “Meeting”) to be held at 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008 on September 22, 2020 at 7:30 a.m. Pacific Time.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on September 22, 2020:

This Proxy Statement and our Annual Report on Form 10-K are available electronically at www.proxydocs.com/LCTX.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Why am I receiving these materials?

We have prepared these proxy materials, including this Proxy Statement and the related proxy card, because our Board is soliciting your proxy to vote at the Meeting. This Proxy Statement summarizes information related to your vote at the Meeting. All shareholders of record at the close of business on July 28, 2020, the record date for the Meeting, and those who hold a valid proxy on their behalf, are cordially invited to attend the Meeting in person. However, you do not need to attend the Meeting to vote your shares. Instead, you may simply submit your proxy in accordance with the instructions provided on the Notice of Internet Availability of Proxy Materials, or if you elected to receive printed copies of the proxy materials, you may submit your proxy by completing, signing and returning the enclosed proxy card. See also, “How do I vote?” below.

The proxy materials will be first sent or made available to our shareholders on or about August 12, 2020.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail?

As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are making our proxy materials available to shareholders electronically via the Internet. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials by mail to our shareholders of record containing instructions on how to access the proxy materials and vote by proxy. All shareholders can access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request the delivery of a printed set of proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Who can vote at the Meeting?

Only shareholders of record at the close of business on July 28, 2020, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting. On the record date, 149,981,347 of our common shares were issued and outstanding.

Shareholder of Record: Common Shares Registered in Your Name

If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are the shareholder of record with respect to those common shares, and we are sending these proxy materials directly to you. As the shareholder of record, you may vote in person at the Meeting or via one of the methods described in the Notice of Internet Availability of Proxy Materials or in the proxy card if you received a printed or electronic copy of the proxy materials. Whether or not you plan to attend the Meeting in person, we urge you to vote before the Meeting to ensure your vote is counted.

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Beneficial Owner: Common Shares Registered in the Name of a Broker, bank, or nominee

If your common shares are held by a broker, bank, or nominee, then you are considered the beneficial owner of common shares held in “street name,” and the Notice of Internet Availability of Proxy Materials or the proxy materials, as appropriate, are being forwarded to you by the broker, bank, or nominee. As the beneficial owner of common shares held in “street name,” you have the right to direct the broker, bank, or nominee how to vote those shares and are also invited to attend the Meeting if you obtain a legal proxy from the broker, bank, or nominee. However, because you are not the shareholder of record, you may not vote in person at the Meeting unless you obtain a legal proxy from the broker, bank, or nominee.

How can I attend the Meeting?

You are entitled to attend the Meeting only if you are: (1) a shareholder of record as of the record date; or (2) a beneficial owner of shares held in “street name” as of the record date and you obtain a legal proxy from the broker, bank, or nominee who holds your shares.

For directions to the meeting, please visit www.proxydocs.com/LCTX.

What am I voting on?

There are four proposals scheduled for a vote at the Meeting:

●	Proposal 1: To elect seven directors to hold office until the 2021 annual meeting of shareholders and until their respective successors are duly elected and qualified.
●	Proposal 2: To ratify the appointment of OUM & Co. LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.
●	Proposal 3: To approve, on an advisory basis, the compensation paid to our named executive officers.

How many votes do my shares represent?

Each Lineage common share is entitled to one vote in all matters that may be acted upon at the Meeting, except that shareholders are entitled to cumulate their votes in the election of our directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person or spread their votes among two or more persons as they see fit. No shareholder shall be entitled to cumulate votes for a director candidate unless such candidate’s name has been placed in nomination prior to the vote and the shareholder has given notice at the Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by our Board if any shareholder gives notice of such shareholder’s intention to exercise the right to cumulative voting. In that event, our Board will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by our Board that may be elected with the votes held by the proxy holders.

What are the Board’s recommendations?

Our Board recommends that our shareholders vote “For” each director nominee and “For” Proposals 2 and 3.

How do I vote?

In the election of directors, you may either vote “For” all nominees, or you may “Withhold” your vote from one or more nominees. For Proposals 2 and 3, you may vote “For” or “Against” or “Abstain” from voting.

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Shareholder of Record: Common Shares Registered in Your Name

If you are the shareholder of record:

●	By Internet: You may vote at www.proxypush.com/LCTX, 24 hours a day, seven days a week, by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on September 21, 2020.
●	By Telephone: You may vote using a touch-tone telephone by calling (866) 490-6839, 24 hours a day, seven days a week. You will need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on September 21, 2020.
●	By Mail: If you request printed copies of the proxy materials by mail, you may vote by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, the individuals named in the proxy card will vote your shares as you have directed.
●	In Person: You may still attend the meeting and vote in person even if you have already voted by proxy.

Beneficial Owner: Common Shares Registered in the Name of a Broker, bank, or nominee

If you are the beneficial owner of common shares held in “street name,” you may instruct your broker, bank, or nominee how to vote those shares using the voting instruction form provided to you by your broker, bank, or nominee. Because you are not the shareholder of record for those shares, you may not vote in person at the Meeting unless you obtain a legal proxy from your broker, bank, or nominee giving you the right to vote at the Meeting. A legal proxy is a written document that authorizes you to vote your shares held in street name at the Meeting. Please contact the broker, bank, or nominee that holds your shares for instructions regarding obtaining a legal proxy.

What if another matter is properly brought before the Meeting?

At this time, our Board knows of no matters that will be presented for consideration at the Meeting other than those described in this Proxy Statement. However, if any other matter is properly brought before the Meeting, it is the intention of the persons named in the proxy card as “proxies” to vote on those matters in accordance with the recommendation of our Board.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the mailed Notices of Internet Availability of Proxy Materials and/or proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and nominees for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, your common shares are registered in more than one name or are registered in different accounts. To ensure that all of your shares are voted, please follow the voting instructions in each Notice of Internet Availability of Proxy Materials or complete, sign, date and return each proxy card.

Can I revoke or change my vote after submitting my proxy?

You may revoke your proxy and change your vote at any time before the applicable vote deadlines for the Meeting. If you are the record holder of your common shares, you may revoke your proxy in any one of four ways:

●	submit another properly completed proxy with a later date;
●	vote again by Internet or telephone at a later time (only the latest Internet or telephone proxy submitted prior to the Meeting will be counted);
●	send a written notice to us at 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008; Attention: Corporate Secretary; or
●	attend the Meeting and vote in person (however, simply attending the Meeting will not, by itself, revoke your proxy or change your vote).

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If your shares are held by your broker, bank, or nominee, you should follow the instructions provided by them.

How will my shares be voted if I do not specify how they should be voted?

Shareholder of Record: Common Shares Registered in Your Name

If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, then your common shares will be voted at the Meeting in accordance with our Board’s recommendation on all matters presented for a vote at the Meeting. Similarly, if you sign and return a proxy card but do not indicate how you want to vote your common shares for a particular proposal or for all of the proposals, then for any proposal for which you do not so indicate, your shares will be voted in accordance with our Board’s recommendation.

Beneficial Owner: Common Shares Registered in the Name of a Broker, bank, or nominee

If you are a beneficial owner of shares held in street name and do not provide your broker, bank, or nominee that holds your shares with specific voting instructions, then your broker, bank, or nominee may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. If your broker, bank, or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a broker non-vote. Proposal 1, relating to the election of directors, and Proposal 3, relating to the advisory vote on the compensation paid to our named executive officers, are considered non-routine matters. Proposal 2, relating to the ratification of the appointment of OUM & Co. LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020, is considered a routine matter.

What constitutes a quorum?

The presence at the Meeting, in person or by proxy, of holders representing a majority of our outstanding common shares as of July 28, 2020, or 74,990,674 common shares, constitutes a quorum at the meeting, permitting us to conduct business.

Your common shares will be counted toward the quorum if you: (1) properly vote by proxy (online, by phone, or by mailing a proxy card or a voting instruction form to your broker, fiduciary, or nominee); or (2) are entitled to vote and are present in person at the Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the Meeting or the holders of a majority of common shares present at the Meeting, either in person or by proxy, may adjourn the Meeting to solicit additional proxies and reconvene the Meeting at a later date.

What vote is required to approve each proposal?

The election of directors will be determined by a plurality of the votes cast by the shareholders entitled to vote on the election. Accordingly, the nominees receiving the most “For” votes from the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors will be elected.

The approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of both: (1) the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter; and (2) the shares required to constitute a quorum.

If a quorum is present at the Meeting, what is the effect of withheld votes, abstentions, and broker non-votes on the outcome of a proposal?

With respect to the election of directors in Proposal 1, neither a “withhold” vote nor a broker non-vote will be counted in determining the outcome of such proposal.

With respect to each of Proposals 2 and 3, abstentions will have the same effect as votes “Against” the proposal, and broker non-votes will have the same effect as votes “Against” the proposal to the extent such broker non-votes contribute to a quorum, because the affirmative vote equal to a majority of the shares required to constitute a quorum is also required for approval.

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How can I find out the voting results?

We expect to announce preliminary voting results at the Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Meeting.

BOARD OF DIRECTORS

Set forth below are the names, ages, Board committee assignments, tenure, and certain biographical information of our directors, each of whom other than Stephen C. Farrell is being nominated for election at the Meeting. On August 3, 2020, Mr. Farrell informed us that he has decided not to stand for reelection as a director at the Meeting. Mr. Farrell’s decision not to stand for reelection was not due to a disagreement with Lineage.

Name	Age	Committees	Director Since
Alfred D. Kingsley	77	Financial Strategy*	July 2009
Deborah Andrews	62	Audit*, Compensation, Nominating & Corporate Governance	April 2014
Don M. Bailey	74	Nominating & Corporate Governance*, Audit, Financial Strategy	March 2020
Neal C. Bradsher, CFA	55	Nominating & Corporate Governance, Financial Strategy	July 2009
Brian M. Culley	49	None	September 2018
Stephen C. Farrell	55	Compensation	March 2013
Michael H. Mulroy	54	Compensation*, Nominating & Corporate Governance, Financial Strategy	October 2014
Angus C. Russell	64	Audit	December 2014

* Committee chairperson

Alfred D. Kingsley. Mr. Kingsley has been Chairman of the Board since July 2009. Mr. Kingsley has been general partner of Greenway Partners, L.P., a private investment firm, and President of Greenbelt Corp., a business consulting firm, since 1993. Greenbelt served as our financial advisor from 1998 until 2009. Mr. Kingsley also serves as a director of OncoCyte Corporation (OCX), a clinical-stage diagnostics company focused on novel, non-invasive blood-based tests for the early detection of cancer. From January 2017 to October 2018, Mr. Kingsley served as Executive Chairman of AgeX Therapeutics, Inc. (AGE), a biotechnology company focused on the development and commercialization of novel therapeutics targeting human aging. Mr. Kingsley also served as a director of Asterias Biotherapeutics, Inc. (AST) from 2012 until our acquisition of Asterias in March 2019. Mr. Kingsley was Senior Vice-President of Icahn and Company and its affiliated entities for more than 25 years. Mr. Kingsley holds a B.S. degree in economics from the Wharton School of the University of Pennsylvania and a J.D. degree and LLM in taxation from New York University Law School. Mr. Kingsley’s long career in corporate finance and mergers and acquisitions includes substantial experience in helping companies to improve their management and corporate governance, and to restructure their operations. Mr. Kingsley developed an intimate knowledge of our business in his role as our financial advisor before he joined our Board. Mr. Kingsley has been instrumental in structuring our equity and debt financings, and in the transition of our business focus into the field of stem cell technology, and the business acquisitions that have helped us expand the scope of our business.

Deborah Andrews. Ms. Andrews served as Chief Financial Officer of STAAR Surgical Company (STAA), a leader in the development, manufacture, and marketing of minimally invasive ophthalmic products employing proprietary technologies, from September 2017 until June 30, 2020 after serving as Vice President, Chief Accounting Officer since 2013. Ms. Andrews also served as STAAR Surgical’s Vice President, Chief Financial Officer from 2005 to 2013, as its Global Controller from 2001 to 2005, and as its Vice President, International Finance from 1999 to 2001. Ms. Andrews previously worked as a senior accountant for a major public accounting firm. Ms. Andrews holds a B.S. degree in accounting from California State University at San Bernardino. Ms. Andrews brings to our Board significant experience in finance, financial reporting, accounting, and auditing, and in management as a senior financial and accounting executive of a public medical device company during a period of significant growth.

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Don M. Bailey. Mr. Bailey previously served as a director and Chairman of Asterias Biotherapeutics, Inc. (AST) from February 2016 until our acquisition of Asterias in March 2019. Mr. Bailey served as President and Chief Executive Officer of Questcor Pharmaceuticals, Inc. (QCOR), a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders, from 2007 until Questcor was acquired by Mallinckrodt plc (MNK) in 2014. He was also a director of Mallinckrodt plc from August 2014 to March 2016, and during this time he was the Chairman of its portfolio committee. He initially joined the Questcor board of directors in 2006 as an independent director and Chairman of its audit committee. From August 2016 to November 2017, Mr. Bailey served as a director of OncoCyte Corporation (OCX). From June 2015 until its acquisition by Acorda Therapeutics, Inc. (ACOR) in May 2016, Mr. Bailey was also an independent director and chairman of the audit committee of Biotie Therapeutics Corp. (BITI), a clinical-stage pharmaceutical company headquartered in Turku, Finland. Mr. Bailey was an independent director and the non-executive chairman of the board of directors of STAAR Surgical Company (STAA), a leader in the development, manufacture, and marketing of minimally invasive ophthalmic products employing proprietary technologies, from 2005 until 2014. Mr. Bailey served on its audit committee and was chair of its nominating and corporate governance committee. Mr. Bailey was the chairman of the board of directors of Comarco, Inc. (CMRO), a defense services company transformed into a wireless communication products company, from 1998 until 2007, where he served as Chief Executive Officer from 1991 until 2000. Mr. Bailey holds a B.S. degree in mechanical engineering from the Drexel Institute of Technology, an M.S. degree in operations research from the University of Southern California and an M.B.A. from Pepperdine University. Mr. Bailey has also served as a board member on several non-profit and academic enterprises. Mr. Bailey is a founding board member of the University of California Irvine’s (UCI) Applied Innovation Institute. Mr. Bailey brings to our Board significant knowledge of the pharmaceuticals industry and extensive experience as an executive and board member of publicly traded pharmaceutical companies.

Neal C. Bradsher, CFA. Mr. Bradsher has been President of Broadwood Capital, Inc., a private investment firm, since 2002. Mr. Bradsher holds a B.A. degree in economics from Yale College and is a Chartered Financial Analyst. Mr. Bradsher was a director of Questcor Pharmaceuticals, Inc. (QCOR), from 2004 until Questcor was acquired by Mallinckrodt plc (MNK) in 2014. Mr. Bradsher brings to our Board a wealth of experience in finance, management and corporate governance attained through his investments in other companies, including companies in the pharmaceutical, biotechnology, medical device, medical diagnostics, health care services and health care information systems sectors. He has worked with several health care companies to improve their management and governance. Entities that Mr. Bradsher controls have invested in most of Lineage’s financing transactions over the last several years. Mr. Bradsher is the president of the general partner of Broadwood Partners, L.P., currently our largest shareholder.

Brian M. Culley. Mr. Culley joined Lineage as Chief Executive Officer in September 2018. Prior to joining Lineage, Mr. Culley served from August 2017 to September 2018 as interim Chief Executive Officer at Artemis Therapeutics, Inc. (ATMS). Mr. Culley previously served as Chief Executive Officer of Mast Therapeutics, Inc. (MSTX), from 2010, and was also a member of its board of directors from 2011, until Mast’s merger with Savara, Inc. (SVRA) in April 2017. Mr. Culley served from 2007 to 2010 as Mast’s Chief Business Officer and Senior Vice President, from 2006 to 2007 as Mast’s Senior Vice President, Business Development, and from 2004 to 2006 as Mast’s Vice President, Business Development. From 2002 until 2004, Mr. Culley was Director of Business Development and Marketing for Immusol, Inc. From 1999 until 2000, he worked at the University of California, San Diego (UCSD) Department of Technology Transfer & Intellectual Property Services and from 1996 to 1999 he conducted drug development research for Neurocrine Biosciences, Inc. (NBIX). Mr. Culley has also served on the Board of Orphagen Pharmaceuticals, Inc. since May 2017. Mr. Culley has more than 25 years of business and scientific experience in the life sciences industry. He received a B.S. in biology from Boston College, a masters in biochemistry and molecular biology from the University of California, Santa Barbara, and an M.B.A. from The Johnson School of Business at Cornell University. Mr. Culley brings to our Board significant knowledge of the biotechnology industry and extensive experience as an executive and board member of publicly traded pharmaceutical companies.

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Stephen C. Farrell. Mr. Farrell currently serves as Chief Executive Officer and Director of Convey Health Solutions (formerly known as NationsHealth, Inc.), a healthcare business process outsourcing company headquartered in Fort Lauderdale, Florida. Convey Health Solutions utilizes both technology and staff to manage end-to-end insurance processes for business clients. Before joining Convey Health Solutions in 2011, he served as President of PolyMedica Corporation (PLMD), a provider of diabetes supplies and related services that was acquired in 2007 by Medco Health Solutions, Inc. During his eight-year tenure at PolyMedica, Mr. Farrell served as its President, Chief Operating Officer, and as Chief Financial Officer, Chief Compliance Officer, and Treasurer. Mr. Farrell previously served as Executive Vice President and Chief Financial Officer of Stream Global Services, Inc. (SGS), a business process outsourcing company. Earlier in his career, Mr. Farrell served as Senior Manager at PricewaterhouseCoopers LLP. Mr. Farrell holds an A.B. from Harvard University, and an M.B.A. from the Darden School at the University of Virginia. Mr. Farrell served on the board and was chairman of the audit committee of Questcor Pharmaceuticals, Inc. (QCOR) from 2007 until Questcor was acquired by Mallinckrodt plc (MNK) in 2014. Mr. Farrell also currently serves as a director of STAAR Surgical Company (STAA), a leader in the development, manufacture, and marketing of minimally invasive ophthalmic products employing proprietary technologies. Mr. Farrell brings to our Board significant experience in finance, financial reporting, accounting, and auditing, and in management as a senior executive of a public healthcare company during a period of significant growth.

Michael H. Mulroy. Mr. Mulroy served as the Chief Executive Officer and a member of the board of directors of Asterias Biotherapeutics, Inc. (AST) from June 2017 until our acquisition of Asterias in March 2019. In April 2020, Mr. Mulroy joined Magtrol Inc., a leading manufacturer of motor test equipment and hysteresis brakes and clutches, on a part time basis, where he also serves on its board of directors. Prior to joining Asterias, Mr. Mulroy served as a Senior Advisor to CamberView Partners, LLC (now part of PJT Partners Inc.), which assists companies in connection with investor engagement and complex corporate governance issues. Prior to its sale in 2014, Mr. Mulroy served as Executive Vice President, Strategic Affairs and General Counsel and Corporate Secretary of Questcor Pharmaceuticals, Inc. (QCOR). Mr. Mulroy joined Questcor in 2011 as Chief Financial Officer, General Counsel and Corporate Secretary. From 2003 to 2011, Mr. Mulroy was employed by the law firm of Stradling Yocca Carlson & Rauth, where he served as a partner from 2004. From 1997 to 2003, Mr. Mulroy was an investment banker at Citigroup and Merrill Lynch. He is also a member of the Board of Trustees of the Pegasus School, an independent primary school in Orange County, California. From January 2017 to July 2019, Mr. Mulroy served as a member of the board of directors of AgeX Therapeutics, Inc. (AGE), a biotechnology company focused on the development and commercialization of novel therapeutics targeting human aging. Mr. Mulroy earned his J.D. degree from the University of California, Los Angeles and his B.A. degree in economics from the University of Chicago. Mr. Mulroy brings to our Board his experience as the Chief Executive Officer of a publicly traded biotechnology company and member of a senior management team of a larger biopharmaceutical company that experienced a period of rapid growth. Mr. Mulroy also brings to our Board his experience in corporate finance and investor relations.

Angus C. Russell. Mr. Russell served as the Chief Executive Officer of Shire plc (SHPG), a biopharmaceutical company, from June 2008 to April 2013. Mr. Russell served as the Chief Financial Officer of Shire from 1999 to 2008 and also served as its Principal Accounting Officer and Executive Vice President of Global Finance. Prior to joining Shire, Mr. Russell served at ICI, Zeneca, and AstraZeneca for 19 years, most recently as Vice President of Corporate Finance at AstraZeneca plc (AZN). Mr. Russell also serves as Chairman of the Board of Directors of Mallinckrodt plc (MNK) and Revance Therapeutics, Inc. (RVNC) and as a director of Therapeutics MD, Inc. (TXMD). Mr. Russell previously served as a director of Shire plc, Questcor Pharmaceuticals, Inc. (QCOR) until it was acquired by Mallinckrodt plc (MNK) in 2014, and InterMune, Inc. (ITMN) prior to its acquisition by Roche Holdings, Inc. (RHHBY) in 2014. Mr. Russell holds an honorary Doctor of Business Administration from Coventry University, U.K. Mr. Russell brings to our Board numerous years of experience as a Chief Executive Officer of an international publicly traded specialty biopharmaceutical company and his substantial experience as an officer and director in the specialty pharmaceutical industry.

Director Independence

Our Board has determined that Deborah Andrews, Don M. Bailey, Neal C. Bradsher, Stephen C. Farrell, Michael H. Mulroy, and Angus C. Russell qualify as “independent” in accordance with Section 803(A) of the NYSE American Company Guide. The members of our Audit Committee meet the additional independence standards under Section 803(B)(2) of the NYSE American Company Guide and Section 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the members of our Compensation Committee meet the additional independence standards under Section 805(c)(1) of the NYSE American Company Guide.

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Brian M. Culley does not qualify as “independent” under Section 803(A) of the NYSE American Company Guide because he is our Chief Executive Officer. Alfred D. Kingsley does not qualify as “independent” under Section 803(A) of the NYSE American Company Guide because he was an employee of a subsidiary of ours during the past three years. Specifically, Mr. Kingsley served as Executive Chairman of AgeX Therapeutics, Inc., which was our consolidated subsidiary until August 30, 2018.

Director Compensation

We compensate our non-employee directors for their service on our Board and on its committees with cash and equity as discussed below. In addition, all of our non-employee directors are entitled to reimbursements for their out-of-pocket expenses incurred in attending our Board and committee meetings.

The following table shows the annual cash fees paid to the Chairman of our Board, our directors other than the Chairman, and to the directors who served on the standing committees of our Board during 2019.

Fees Paid
Chairman of the Board	$75,000
Director other than Chairman	$40,000
Audit Committee Chairman	$20,000
Audit Committee Member other than Chairman	$10,000
Compensation Committee Chairman	$15,000
Compensation Committee Member other than Chairman	$7,500
Nominating and Corporate Governance Committee Chairman	$15,000
Nominating and Corporate Governance Committee Member other than Chairman	$7,500
Financial Strategy Committee Chairman	$160,000
Financial Strategy Committee Member other than Chairman	$-

In addition to cash fees, our Chairman receives an annual stock option grant to purchase 70,000 common shares and all other directors receive an annual stock option grant to purchase 40,000 common shares. In addition, Mr. Bailey joined our Board in 2019 and received a stock option to purchase 60,000 common shares. All grants are made under our 2012 Equity Incentive Plan (the “2012 Plan”). The options vest and become exercisable one year after the grant date.

The annual cash fees are paid in four equal quarterly installments, based on the director’s continued service through the last day of the applicable quarter.

2019 Director Compensation

The following table summarizes certain information concerning the compensation paid during our fiscal year ended December 31, 2019 to each person who served as a director during that time and who was not our employee on the date the compensation was earned.

Name	Fees Earned or Paid in Cash	Option Award(1)	Total
Deborah Andrews	$67,500	$23,261	$90,761
Don M. Bailey	$43,477	$76,553	$120,030
Neal C. Bradsher	$55,000	$23,261	$78,261
Stephen C. Farrell	$58,352	$23,261	$81,613
Alfred D. Kingsley	$235,000	$40,707	$275,707
Michael H. Mulroy	$49,973	$23,261	$73,234
Cavan Redmond(2)	$28,777	$-	$28,777
Angus C. Russell	$50,000	$23,261	$73,261

(1)	The dollar amounts in this column represent the aggregate fair market value of such awards determined based on the price of our common shares on the grant date in accordance with ASC Topic 718, Compensation-Stock Compensation (ASC Topic 718). See Note 12 Stock-Based Awards to our consolidated financial statements included in our Form 10-K for details as to the assumptions used to determine the fair value of the awards. As of December 31, 2019, the aggregate number of option awards outstanding for Ms. Andrews and Messrs. Bailey, Bradsher, Farrell, Kingsley, Mulroy, Redmond, and Russell was 163,600, 100,000, 163,600, 163,600, 341,920, 163,600, zero, and 163,600, respectively.
(2)	Mr. Redmond resigned from our Board on July 2, 2019.

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CORPORATE GOVERNANCE

Directors’ Meetings

During the fiscal year ended December 31, 2019, our Board met eight times. None of our current directors attended fewer than 75% of the meetings of our Board and its committees on which they served.

Directors are also encouraged to attend our annual meetings of shareholders, although they are not formally required to do so. All of our current directors who were then serving on our Board attended the 2019 annual meeting of shareholders.

Meetings of Non-Management Directors

Our non-management directors meet no less frequently than quarterly in executive session, without any directors who are Lineage officers or employees present. These meetings allow the non-management directors to engage in open and frank discussions about corporate governance and about our business, operations, finances, and management performance.

Shareholder Communications with Directors

If you wish to communicate with our Board or with individual directors, you may do so by following the procedure described on our website at www.lineagecell.com.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to our principal executive officers, principal financial officer and accounting officer, other executive officers, and directors. The purpose of the Code of Ethics is to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with or submit to the SEC and in our other public communications; (3) compliance with applicable governmental rules and regulations; (4) prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and (5) accountability for adherence to the Code of Ethics. A copy of our Code of Ethics has been posted on our website at www.lineagecell.com. We intend to disclose any future amendments to certain provisions of our Code of Ethics, and any waivers of those provisions granted to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting the information on our website within four business days following the date of the amendment or waiver.

Board Leadership Structure

The role of our Chairman of the Board is separate from our Chief Executive Officer. Our Board has determined that its structure is appropriate at this time given Lineage’s stage of development. Our Board is committed to independent Board and Committee leadership and to fulfill board and committee duties effectively and efficiently so that our business receives the undivided attention of our Chief Executive Officer. In addition to core Board functions, our Chairman of the Board interfaces with our management and directors with respect to matters such as financing, strategic planning, and business acquisitions.

The Board of Directors’ Role in Risk Management

Our Board has responsibility for the oversight of Lineage’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business, and the steps we take to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board to understand Lineage’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, and reputational risk.

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Our Audit Committee provides oversight of our financial reporting processes and the annual audit of our consolidated financial statements. In addition, our Audit Committee must review and approve any business transactions between Lineage and its executive officers, directors, and shareholders who beneficially own 5% or more of our common shares (“5% Shareholders”).

Committees of the Board of Directors

Our Board has an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. The members of each of these committees are independent in accordance with Section 803(A) of the NYSE American Company Guides and Section 10A-3 under the Exchange Act. The members of our Audit Committee and Compensation Committee must also meet the independence tests applicable to members of those committees under the NYSE American Company Guide. Our Board also has a Financial Strategy Committee, the members of which are not required to be independent. Until May 2019, our Board also had a Business Integration Planning Committee.

Audit Committee

The members of our Audit Committee are Deborah Andrews (Chair), Don M. Bailey, and Angus C. Russell. Our Audit Committee held five meetings during 2019. The purpose of our Audit Committee is to recommend the engagement of our independent registered public accounting firm, to review their performance and the plan, scope, and results of the audit, and to review and approve the fees we pay to our independent registered public accounting firm. Our Audit Committee also will review our accounting and financial reporting procedures and controls, and all transactions between us and our executive officers, directors, and 5% Shareholders. Our Audit Committee has a written charter that requires the members of our Audit Committee to be directors who are independent in accordance with Section 803(A) and Section 803(B) of the NYSE American Company Guide and Section 10A-3 under the Exchange Act. A copy of our Audit Committee Charter is posted on our website at www.lineagecell.com.

Our Board has determined that Deborah Andrews, Don M. Bailey, and Angus C. Russell each meet the criteria of an “audit committee financial expert” within the meaning of the SEC’s regulations. Ms. Andrews’ expertise is based on her experience as Vice President-Chief Accounting Officer of STAAR Surgical Company and as STAAR Surgical’s Vice President-Chief Financial Officer, and as a senior accountant at a major accounting firm. Mr. Bailey’s expertise is based on his experience as Chief Executive Officer of Questcor Pharmaceuticals, Inc. from 2007 to 2014. Mr. Russell’s expertise is based on his experience as the Chief Executive Officer of Shire plc, a biopharmaceutical company, from June 2008 to April 2013 and as the Chief Financial Officer of Shire from 1999 to 2008.

Nominating and Corporate Governance Committee and Nominating Policies and Procedures

The members of our Nominating and Corporate Governance Committee are Don M. Bailey (Chair), Deborah Andrews, Neal C. Bradsher, and Michael H. Mulroy. Mr. Farrell served on our Nominating and Corporate Governance Committee until August 4, 2020, when he was replaced by Ms. Andrews and Mr. Mulroy, and Mr. Bradsher served as Chair until June 9, 2020. Our Nominating and Corporate Governance Committee met five times during 2019. The purpose of our Nominating and Corporate Governance Committee is to recommend to our Board individuals qualified to serve as directors and on committees of our Board and to make recommendations to our Board on issues and proposals regarding corporate governance matters. Our Nominating and Corporate Governance Committee also considers nominees proposed by shareholders, provided that they notify our Nominating and Corporate Governance Committee of the nomination in writing at least 120 days before the date of the next annual meeting and they and the nominee provide our Nominating and Corporate Governance Committee with all information that our Nominating and Corporate Governance Committee may reasonably request regarding the nominee no later than 90 days prior to the annual meeting. A copy of our Nominating and Corporate Governance Committee Charter is posted on our website at www.lineagecell.com.

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Our Nominating and Corporate Governance Committee has not set any specific minimum qualifications that a prospective nominee would need to be recommended by our Nominating and Corporate Governance Committee to serve on our Board. Rather, in evaluating any new nominee or incumbent director, our Nominating and Corporate Governance Committee will consider whether the particular person has the knowledge, skills, experience, and expertise needed to manage our affairs in light of the knowledge, skills, experience, and expertise of the other members of our Board as a whole. Our Nominating and Corporate Governance Committee will also consider whether a nominee or incumbent director has any conflicts of interest with Lineage that might conflict with our Code of Ethics or that might otherwise interfere with the ability of the nominee to perform their duties in a manner that is in the best interest of Lineage and its shareholders. Our Nominating and Corporate Governance Committee will also consider whether including a prospective director on our Board will result in a Board composition that complies with: (1) applicable state corporate laws; (2) applicable federal and state securities laws; and (3) the rules of the SEC and each stock exchange on which our shares are listed.

Our Board and our Nominating and Corporate Governance Committee have not adopted specific policies with respect to a particular mix or diversity of skills, experience, expertise, perspectives, and background that nominees should have. However, the present Board was assembled with a focus on attaining a Board comprised of people with substantial experience in bioscience, the pharmaceutical industry, corporate management, finance, and law. Our Board believes that this interdisciplinary approach will best suit our needs, as we expand our initiatives in the field of cell therapeutics. Our Nominating and Corporate Governance Committee also believes in the benefits of a range of types of Board diversity (including diversity with respect to gender, race, ethnicity, national origin, and experience), and our Board has had, for example, at least one female director at all times since 1995. Our Board is also cognizant of the value of experience in international markets and operations given the growing globalization of the pharmaceutical and biotechnology industries and world-wide focus on cell therapeutics research.

Some of the factors considered by our Nominating and Corporate Governance Committee and our Board in selecting our Board’s nominees for election at the Meeting are discussed in this Proxy Statement under the heading “Board of Directors.”

Compensation Committee

The members of our Compensation Committee are Michael H. Mulroy (Chair), Deborah Andrews, and Stephen C. Farrell. Our Compensation Committee met nine times during 2019. All members of our Compensation Committee qualify as “independent” in accordance with Section 803(A) and Section 805(c)(1) of the NYSE American Company Guide. Our Compensation Committee oversees our compensation and employee benefit plans and practices, including executive compensation arrangements and incentive plans and equity-based awards under the 2012 Plan. Our Compensation Committee recommends to our Board the terms and amount of executive compensation and grants of equity-based awards to executives, key employees, consultants, and independent contractors. The Chief Executive Officer may make recommendations to our Compensation Committee concerning executive compensation and performance, but our Compensation Committee makes its own determination or recommendation to our Board with respect to the amount and components of compensation, including salary, bonus, and equity awards to executive officers, generally taking into account factors such as company performance, individual performance, and compensation paid by peer group companies. A copy of our Compensation Committee Charter is posted on our website at www.lineagecell.com.

During our fiscal year ended December 31, 2019, our Compensation Committee engaged Marsh & McLennan (“Marsh”) to provide compensation consulting services and advice to our Compensation Committee, which included market survey information and competitive market trends in employee, executive, and director compensation programs. Marsh has also made recommendations to our Compensation Committee with respect to pay mix components such as salary, bonus, and equity awards, and the target market pay percentiles in which executive compensation should fall so Lineage can be competitive in executive hiring and retention. In connection with the compensation consultant services provided by Marsh, our Compensation Committee has assessed the independence of Marsh and does not believe Marsh work has raised any conflict of interest.

Financial Strategy Committee

The members of our Financial Strategy Committee are Alfred D. Kingsley (Chair), Don M. Bailey, Neal C. Bradsher, and Michael H. Mulroy. Our Financial Strategy Committee met 25 times during 2019. Our Financial Strategy Committee regularly meets with members of management to discuss our strategy pertaining to investor and shareholder relations and financial strategy, including plans for raising capital. As Chair of the Financial Strategy Committee, Mr. Kingsley routinely communicates with key shareholders and contributes to our investor relations strategy.

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Report of the Audit Committee on the Audit of Our Consolidated Financial Statements

The following is the report of the Audit Committee of the Board with respect to Lineage’s audited consolidated financial statements for the year ended December 31, 2019.

The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Lineage specifically incorporates such information by reference in such filing.

The Audit Committee, among other things, assists with the oversight of our accounting and financial reporting processes.

The members of the Audit Committee held discussions with our management and representatives of OUM & Co., LLP, our independent registered public accounting firm, concerning the audit of our consolidated financial statements for the year ended December 31, 2019. The independent public accountants are responsible for performing an independent audit of our consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles in the United States. OUM & Co., LLP also audits our internal control over financial reporting. OUM & Co., LLP discussed with the Audit Committee the adequacy of our internal control over financial reporting. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Lineage’s financial statements. The Audit Committee also met on a quarterly basis with our independent registered public accounting firm during 2019 to review and discuss our consolidated financial statements for the quarter and the adequacy of internal control over financial reporting.

In the performance of its oversight function and in connection with the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, the Audit Committee:

●	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2019 with our management and with representatives of OUM & Co., LLP;
●	discussed with representatives of OUM & Co., LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
●	received and reviewed the written disclosures and the letter from OUM & Co., LLP required by applicable requirements of the PCAOB regarding OUM & Co., LLP’s communications with the Audit Committee concerning independence, and discussed with representatives of OUM & Co., LLP its independence from Lineage; and
●	based on the reviews and discussions described in the bullet points above, the Audit Committee unanimously recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

The Audit Committee:

Deborah Andrews (Chair), Don M. Bailey, Angus C. Russell

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EXECUTIVE OFFICERS

Set forth below are the names, ages, offices held, tenure, and certain biographical information of each of our executive officers.

Name	Age	Offices	Officer Since
Brian M. Culley	49	Chief Executive Officer and Director	September 2018
Brandi L. Roberts	46	Chief Financial Officer	January 2019
Chase C. Leavitt	39	General Counsel and Corporate Secretary	May 2019
Gary S. Hogge, D.V.M., Ph.D.	52	Senior Vice President of Clinical & Medical Affairs	March 2019

Mr. Culley’s biographical information is included above with those of the other members of our Board.

Brandi L. Roberts. Ms. Roberts joined Lineage as Chief Financial Officer in January 2019. Prior to joining Lineage, Ms. Roberts served from August 2017 to January 2019 as Chief Financial Officer at REVA Medical, Inc. Ms. Roberts previously served as Chief Financial Officer at Mast Therapeutics, Inc. (MSTX), a publicly traded US-based biopharmaceutical company, from January 2013 to April 2017, having served as its Senior Vice President, Finance from March 2011 to January 2013. Previously, she held senior positions at Alphatec Spine, Artes Medical, Stratagene and Pfizer. Ms. Roberts brings more than 24 years of public accounting and finance experience, including 21 years at publicly traded pharmaceutical, medical technology, and life science companies to her position. Ms. Roberts is a certified public accountant with the State of California and received her B.S. degree in business administration from the University of Arizona and her M.B.A. from the University of San Diego. Ms. Roberts has served on the Board of Temple Therapeutics BV since November 2019. She also currently serves as Chair of the Southern California Chapter of the Association of Bioscience Financial Officers.

Chase C. Leavitt. Mr. Leavitt joined Lineage as General Counsel and Corporate Secretary in May 2019. Prior to joining Lineage, Mr. Leavitt served as Vice President of Legal Affairs of Tang Capital Management, LLC, a life sciences-focused investment company, and its affiliate Odonate Therapeutics, Inc. (ODT), a publicly traded biotechnology company, from June 2018 to May 2019. From May 2017 to May 2018, Mr. Leavitt served as the Deputy General Counsel of Switch, Inc. (SWCH), a publicly traded technology company, and previously served as its Associate General Counsel from July 2014 to May 2017. From 2007 to 2014, Mr. Leavitt was a corporate attorney at Latham & Watkins LLP, where his practice focused on public company representation, mergers and acquisitions and capital markets, serving life sciences and technology companies. Mr. Leavitt received a B.S. degree in business administration and a J.D. from the University of Southern California and is admitted to practice law by the State Bar of California.

Gary Hogge, D.V.M., Ph.D. Dr. Hogge joined Lineage as Senior Vice President of Clinical and Medical Affairs in February 2018. Dr. Hogge has 20 years of experience developing and supporting the commercialization of a number of products over a broad range of therapeutic areas. Dr. Hogge has held a variety of roles of increasing responsibility across multiple therapeutic areas in both clinical development and medical affairs. Previously Dr. Hogge was the Vice President of Medical Affairs at Questcor Pharmaceuticals, Inc. (QCOR) and before that held multiple leadership roles in both clinical development and medical affairs at Elan Pharmaceuticals including various responsibilities in the global clinical development of Tysabri® (natalizumab) in Crohn’s disease and multiple sclerosis, and for building and leading the medical affairs function. He served as medical director following the approval and launch of Tysabri. Prior to those accomplishments, he worked in clinical development for Ceplene® (histamine dihydrochloride) at Maxim Pharmaceuticals and in the immunology research and development group at Pfizer. Dr. Hogge obtained his B.S. degree and D.V.M. from Colorado State University, his M.S. and Ph.D. from the University of Wisconsin-Madison and was a visiting scientist at the Queensland Institute of Medical Research (QIMR) in Brisbane, Australia.

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EXECUTIVE COMPENSATION

Overview

We are a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow us to provide less detail about our executive compensation program, our Compensation Committee is committed to providing the information necessary to help our shareholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe our executive compensation practices.

Our Compensation Committee oversees our compensation and employee benefit plans and practices, including executive compensation arrangements and incentive plans and awards of stock options and other equity-based awards under the 2012 Plan. Our Compensation Committee recommends to our Board the terms and amount of executive compensation and grants of equity-based awards to executives, key employees, consultants, and independent contractors. The Chief Executive Officer may make recommendations to our Compensation Committee concerning executive compensation and performance, but our Compensation Committee makes its own determination or recommendation to our Board with respect to the amount and components of compensation, including salary, bonus, and equity awards to executive officers, generally taking into account factors such as company performance, individual performance and compensation paid by peer group companies.

During 2019, our Compensation Committee engaged Marsh to provide compensation consulting services and advice to our Compensation Committee, which included market survey information and competitive market trends in employee, executive, and director compensation programs. Marsh has also made recommendations to our Compensation Committee with respect to pay mix components such as salary, bonus, and equity awards, and the target market pay percentiles in which executive compensation should fall so Lineage can be competitive in executive hiring and retention.

In reviewing each executive’s overall compensation, our Compensation Committee considers an aggregate view of base salary and bonus opportunities, equity incentive grants, and the dollar value of benefits and perquisites. These factors have been balanced against our financial position and capital resources. In making 2019 compensation decisions, our Compensation Committee reviewed market data for each named executive officer’s position, compiled from Marsh, from the following peer group companies for 2019:

Abeona Therapeutics, Inc.	Concert Pharmaceuticals, Inc.	Inovio Pharmaceuticals, Inc.
Aeglea Biotherapeutics, Inc.	Curis, Inc.	Mersana Therapeutics, Inc.
Aravive, Inc.	Fate Therapeutics, Inc.	Neon Therapeutics, Inc.
Athersys, Inc.	Genocea Biosciences, Inc.	NewLink Genetics Corporation
Bellicum Pharmaceuticals, Inc.	Geron Corporation	Proteostasis Therapeutics, Inc.
Calithera Biosciences, Inc.	Harpoon Therapeutics, Inc.	Syndax Pharmaceuticals, Inc.
Celldex Therapeutics, Inc.	Idera Pharmaceuticals, Inc.	Synlogic, Inc.
Chimerix, Inc.	Infinity Pharmaceuticals, Inc.

The 2019 peer group was recommended by Marsh and consisted of companies operating in the biopharmaceutical industry, generally with fewer than 150 employees, less than $50 million in revenue, less than $400 million in market capitalization and a lead development program in Phase 1 or 2. A limited number of companies fell outside of these parameters but were included due to their having similar areas of focus.

Summary Compensation Table

The table below shows the compensation earned by the following, who we refer to as our named executive officers, during the fiscal years indicated: (1) our principal executive officer during the year ended December 31, 2019; (2) our two most highly compensated executive officers other than the principal executive officer who were serving as executive officers as of December 31, 2019; and (3) our former Chief Medical Officer, who would have been one of our two most highly compensated executive officers other than the principal executive officer had he been serving as an executive officer at December 31, 2019.

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Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Brian M. Culley	2019	$535,800	$214,300	$—	$—	$22,642	$772,742
Chief Executive Officer	2018	154,923	70,000	1,917,320	693,000	27,464	2,862,707
Brandi L. Roberts	2019	376,137	169,900	397,948	—	3,978	947,963
Chief Financial Officer
Chase C. Leavitt	2019	210,146	102,100	277,310	—	9,542	599,098
General Counsel and Corporate Secretary
Edward D. Wirth, III, M.D., Ph.D.	2019	285,000	—	379,754	—	30,038	694,792
Former Chief Medical Officer

(1)	Mr. Culley was appointed as our Chief Executive Officer on September 17, 2018, Ms. Roberts was appointed as our Chief Financial Officer on January 7, 2019, Mr. Leavitt was appointed as our General Counsel and Corporate Secretary on May 20, 2019, and Dr. Wirth was appointed as our Chief Medical Officer on March 19, 2019. Dr. Wirth resigned from Lineage effective December 15, 2019. The amounts reported in the table for each named executive officer represent the portion of earned compensation during the period of time such officer was in service with us.
(2)	The amounts in this column represent: (a) annual bonuses as described below under “Elements of Compensation;” and (b) for Ms. Roberts and Mr. Leavitt, sign-on bonuses of $50,000 and $35,000, respectively.
(3)	The amounts in this column represent the grant date fair value of stock options granted to the applicable individual during the applicable year. The grant date fair value and incremental fair value of the stock options were determined in accordance with ASC Topic 718, Compensation – Stock Compensation (ASC Topic 718). See Note 12, Stock-Based Awards to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 12, 2020 (“Form 10-K”) for details as to the assumptions used to determine grant date fair value of the awards.
(4)	The amounts in this column represent the grant date fair value of restricted stock units that were granted to Mr. Culley in 2018, determined in accordance with ASC Topic 718.
(5)	The amounts in this column represent: (a) for Mr. Culley, Ms. Roberts, Mr. Leavitt and Dr. Wirth, 401(k) plan company-matching contributions of $9,224, $3,978, $9,542 and $13,458, respectively; (b) for Mr. Culley, a housing allowance of $13,418 for 2019, which ceased on August 12, 2019; and (c) for Dr. Wirth, $16,580 in the payout of accrued paid time off at termination.

Narrative to Summary Compensation Table

Employment Agreements and Termination of Employment & Change in Control Arrangements

Below are descriptions of the material terms of the employment arrangements entered into with our current named executive officers.

Brian M. Culley, Chief Executive Officer

In September 2018, we entered into an employment agreement with Mr. Culley (the “Culley Agreement”). The Culley Agreement initially provided Mr. Culley with a base salary of $530,000 annually, which was raised by 1.1% to $535,800 for 2019 and by 3% to $551,900 for 2020. Mr. Culley is also eligible to receive an annual performance bonus of up to 50% of his base salary based upon the attainment of certain corporate and individual objectives as determined by our Board or Compensation Committee. The Culley Agreement provided Mr. Culley with reimbursement for certain travel costs to our former headquarters in Alameda, California and a monthly stipend not to exceed $3,900 for housing costs near our former headquarters, each of which ceased in August 2019.

The Culley Agreement provides that if Mr. Culley’s employment is terminated without cause or he resigns for good reason, he may be eligible for certain severance payments, including the payment of an amount equal to 12 months of his base salary, his full annual bonus amount and the payment of 6 months of health insurance premiums pursuant to our group health insurance plans as provided pursuant to COBRA. If Mr. Culley’s employment is terminated without cause or he resigns for good reason within 12 months following a change of control, then he is entitled to the acceleration of all outstanding equity awards.

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Brandi L. Roberts, Chief Financial Officer

In January 2019, we entered into an employment agreement with Ms. Roberts (the “Roberts Agreement”). The Roberts Agreement initially provided Ms. Roberts with a base salary of $381,924 annually, which was raised by 3% to $393,200 for 2020. Ms. Roberts is also eligible to receive an annual performance bonus of up to 40% of her base salary based upon the attainment of certain corporate and individual objectives as determined by our Board or Compensation Committee.

The Roberts Agreement provides that if Ms. Roberts’ employment is terminated without cause or she resigns for good reason, she may be eligible for certain severance payments, including the payment of an amount equal to three months of her base salary (if terminated on or before January 7, 2020) or nine months base salary (if terminated after January 7, 2020), her prorated annual bonus amount, and the payment of 6 months of health insurance premiums pursuant to our group health insurance plans as provided pursuant to COBRA. If Ms. Robert’s employment is terminated without cause or she resigns for good reason within 12 months following a change of control, then she is entitled to the acceleration of 50% of all outstanding equity awards (if terminated on or before January 7, 2020) or all outstanding equity awards (if terminated after January 7, 2020).

In connection with her appointment, we granted Ms. Roberts an option to purchase 500,000 common shares in January 2019 and 150,000 common shares in June 2019, each of which vest and become exercisable as follows, subject to Ms. Roberts’ continued service: 25% of the shares subject to the option on January 7, 2020 and the balance of the shares subject to the option in 36 monthly installments thereafter.

Chase C. Leavitt, General Counsel and Corporate Secretary

In May 2019, we entered into an employment agreement with Mr. Leavitt (the “Leavitt Agreement”). The Leavitt Agreement initially provided Mr. Leavitt with a base salary of $340,000 annually, which was raised by 1.9% to $346,300 for 2020, and a one-time sign-on bonus of $35,000. Mr. Leavitt is also eligible to receive an annual performance bonus of up to 40% of his base salary based upon the attainment of certain corporate and individual objectives as determined by our Board or Compensation Committee.

The Leavitt Agreement provides that if Mr. Leavitt’s employment is terminated without cause or he resigns for good reason, he may be eligible for certain severance payments, including the payment of an amount equal to three months of his base salary (if terminated on or before May 20, 2020) or nine months base salary (if terminated after May 20, 2020), his prorated annual bonus amount and the payment of 6 months of health insurance premiums pursuant to our group health insurance plans as provided pursuant to COBRA. If Mr. Leavitt’s employment is terminated without cause or he resigns for good reason within 12 months following a change of control, then he is entitled to the acceleration of 50% of all outstanding equity awards (if terminated on or before May 20, 2020) or all outstanding equity awards (if terminated after May 20, 2020).

In connection with his appointment, we granted Mr. Leavitt an option to purchase 300,000 common shares in May 2019 and 125,000 common shares in July 2019, each of which vest and become exercisable as follows, subject to Mr. Leavitt’s continued service: 25% of the shares subject to the option on May 20, 2020 and the balance of the shares subject to the option in 36 monthly installments thereafter.

Edward D. Wirth, III, M.D., Ph.D., Former Chief Medical Officer

In March 2019, we entered into an employment agreement with Dr. Wirth (the “Wirth Agreement”). The Wirth Agreement initially provided Dr. Wirth with a base salary of $380,000 annually. Dr. Wirth was also eligible to receive an annual performance bonus of up to 35% of his base salary based upon the attainment of certain corporate and individual objectives as determined by our Board or Compensation Committee.

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The Wirth Agreement provided that if Dr. Wirth’s employment was terminated without cause or he resigned for good reason, he would be eligible for certain severance payments, including the payment of an amount equal to six months of his base salary (if terminated on or before March 18, 2020) or nine months base salary (if terminated on or after March 18, 2020). If Dr. Wirth’s employment were terminated without cause or he resigned for good reason within 12 months following a change of control, then he would have been entitled to the acceleration of 50% of all outstanding equity awards (if terminated on or before March 18, 2020) or all outstanding equity awards (if terminated after March 18, 2020). Dr. Wirth resigned voluntarily effective December 15, 2019, and no severance payments or acceleration of equity awards occurred.

Elements of Compensation

Base Salary

Our Compensation Committee or Board reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions.

Annual Performance Bonuses

Each of our named executive officers are eligible to receive an annual performance bonus based on a specific target bonus amount, expressed as a percentage of base salary, and our overall achievement of specific corporate goals and objectives set by our Board and Compensation Committee each year. After the end of the year, our Board and Compensation Committee conducts an annual performance review process that evaluates achievement of overall corporate goals and achievement of specific goals and objectives by each individual executive.

Any final bonus payments to our named executive officers are recommended by our Compensation Committee and approved by our Board (excluding Mr. Culley), which retains full discretion to adjust individual target bonus awards. The actual bonuses, if any, awarded in a given year may vary from target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of our Compensation Committee.

For 2019, the corporate performance objective categories and respective weightings toward overall corporate bonus achievement were as follows:

(1)	advancement of OpRegen, OPC1, and VAC2 product candidates (30% weighting);
(2)	integration of Asterias Biotherapeutics, Inc. (“Asterias”) and simplification of affiliate and subsidiary structure (30% weighting);
(3)	business development and licensing activities (20% weighting); and
(4)	organizational improvements, including adequate capital and resource deployment (20% weighting).

In March 2020, our Board and Compensation Committee assessed each of the corporate performance objectives and determined that Lineage had an overall corporate achievement level of 80% for 2019, with the expectation that the efforts of Lineage’s employees during the year would help position Lineage for future success. Specifically, our Board and Compensation committee considered the following in its assessment:

(1)	Lineage successfully advanced its OpRegen Phase 1/2a clinical trial with a new thaw-and-inject formulation and a new delivery device;
(2)	Lineage reduced costs by about 50% in the integration of Asterias by eliminating duplicative costs and rationalizing non-key projects;
(3)	Lineage entered into multiple license agreements relating to different parts of its intellectual property portfolio; and
(4)	Lineage raised capital through sources reducing the need to conduct dilutive equity issuances.

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The Board and Compensation Committee determined that it was appropriate to pay each of Mr. Culley, Ms. Roberts, and Mr. Leavitt performance bonuses for 2019 equivalent to their target amounts multiplied by the 80% corporate achievement level, prorated in the case of Ms. Roberts and Mr. Leavitt for the period of time employed with us in 2019. Accordingly, Mr. Culley, Ms. Roberts, and Mr. Leavitt received cash bonuses in the amount of $214,300, $119,900, and $67,100, respectively, in March 2020. Mr. Wirth did not receive a performance cash bonus for 2019 because he ceased serving as an executive officer during 2019.

Other Benefits

We maintain a 401(k) defined contribution employee retirement plan for all of our employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amounts allowable under U.S. federal tax regulations. We match employee contributions up to 5% of their annual compensation, subject to statutory limits.

We do not have any annuity, pension or deferred compensation plan or other arrangements for our executive officers or any employees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2019:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)
Brian M. Culley	579,375	1,274,625	(2)	$1.87	9/16/2028	-	-
	-	-		-	-	154,500	$137,505
Brandi L. Roberts	-	500,000	(3)	$1.08	1/6/2029	-	-
	-	150,000	(3)	$1.10	6/29/2029	-	-
Chase C. Leavitt	-	300,000	(4)	$1.13	5/19/2029	-	-
	-	125,000	(4)	$1.10	7/31/2029	-	-
Edward D. Wirth, III, M.D., Ph.D.	-	350,000	(5)	$1.57	3/19/2029	-	-

(1)	The dollar amounts shown in this column are calculated by multiplying the number of shares shown in the adjacent column by the closing market price of our common shares as reported on NYSE American on December 31, 2019 ($0.89), the last trading day of our fiscal year.
(2)	Subject to Mr. Culley’s continued service, one quarter of the options vested on September 17, 2019, and the balance of the options vest in 36 equal monthly installments thereafter. This grant was approved by the independent members of our Board in reliance on the employment inducement exemption to shareholder approval provided under the NYSE American Company Guide.
(3)	Subject to Ms. Roberts’ continued service, one quarter of the options vested on January 7, 2020, and the balance of the options vest in 36 equal monthly installments thereafter.
(4)	Subject to Mr. Leavitt’s continued service, one quarter of the options vested on May 20, 2020, and the balance of the options vest in 36 equal monthly installments thereafter.
(5)	Subject to Dr. Wirth’s continued service, one quarter of the options vested on March 18, 2020, and the balance of the options vest in 36 equally monthly installments thereafter.

Consideration of Shareholder Advisory Vote on Executive Compensation

The results of the advisory vote of our shareholders on the compensation of our named executive officers (commonly called the “say-on-pay” vote) at our 2019 Annual Meeting of Shareholders showed that more than 91% of our shareholders that voted approved the compensation of our named executive officers during 2018. Our Compensation Committee carefully evaluated and considered the results of this advisory vote. Aligned with the voting feedback of more than two-thirds of the shares voted, our Compensation Committee concluded that our shareholder generally supported our executive pay program and we did not make significant changes to our program for 2020. Our Compensation Committee expects to continue to consider the outcome of our “say on pay” votes and our shareholders’ views when making future compensation decisions for our named executive officers.

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PRINCIPAL SHAREHOLDERS

The tables below sets forth certain information, as of July 28, 2020, regarding the beneficial ownership of our common shares for: (1) each person known by us to be 5% Shareholders; (2) each of our directors; (3) each of our named executive officers; and (4) all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with applicable SEC rules, and the information reflected in the table below is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any common shares as to which a person has sole or shared voting power or investment power and any common shares that the person has the right to acquire within 60 days after the date set forth in the paragraph above through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on the information furnished to us and on SEC filings, that each of the persons named in table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

The information set forth in the tables below is based on 149,981,347 common shares issued and outstanding on July 28, 2020. In computing the number of common shares beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all common shares subject to options, warrants, rights or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after such date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the address for each person listed in the table below is c/o Lineage Cell Therapeutics, Inc., 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Shareholders
Broadwood Partners, L.P.(1)	34,207,167	22.8%
Named Executive Officers and Directors
Neal C. Bradsher(1)	34,207,167	22.8%
Alfred D. Kingsley(2)	7,124,762	4.7%
Brian M. Culley(3)	1,092,388	*
Michael H. Mulroy(4)	365,701	*
Brandi L. Roberts(5)	275,835	*
Stephen C. Farrell(4)	236,330	*
Angus C. Russell(4)	206,380	*
Don M. Bailey(6)	193,970	*
Deborah Andrews(4)	148,880	*
Chase C. Leavitt(7)	146,666	*
Edward D. Wirth, III, M.D., Ph.D.(8)	131,250	*
All executive officers and directors as a group (12 persons)(9)	44,361,951	29.0%

* Less than 1%

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(1)	Includes 34,005,379 shares owned by Broadwood Partners, L.P., 62,908 shares owned by Neal C. Bradsher, and 138,880 shares that may be acquired by Mr. Bradsher upon the exercise of certain stock options that are presently exercisable or may become exercisable within 60 days. Broadwood Capital, Inc. is the general partner of Broadwood Partners, L.P., and Mr. Bradsher is the President of Broadwood Capital, Inc. Mr. Bradsher and Broadwood Capital, Inc. may be deemed to beneficially own the shares that Broadwood Partners, L.P. owns. The Address of the foregoing entities and Mr. Bradsher is c/o Broadwood Capital, Inc., 724 Fifth Avenue, 9th Floor, New York, New York 10019.
(2)	Includes 1,043,346 shares owned by Greenbelt Corporation, 375,351 shares owned by Greenway Partners, L.P., 5,425,945 shares owned solely by Alfred D. Kingsley, and 280,120 shares that may be acquired by Mr. Kingsley upon the exercise of certain stock options that are presently exercisable or may become exercisable within 60 days. Mr. Kingsley controls Greenbelt Corp. and Greenway Partners, L.P. and may be deemed to beneficially own the shares that Greenbelt Corp. and Greenway Partners, L.P. own. Mr. Kingsley currently has options to purchase common shares or ordinary shares of certain Lineage subsidiaries, which are presently exercisable or may become exercisable within 60 days, and if exercised would entitle him to acquire: 1.3% of the outstanding shares of BioTime Asia and 1.2% of the outstanding shares of OrthoCyte Corporation.
(3)	Includes 927,000 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days.
(4)	Includes 138,880 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days.
(5)	Includes 270,835 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days.
(6)	Includes 100,000 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days and 31,323 shares that may be acquired upon the exercise of warrants that are presently exercisable.
(7)	Includes 141,666 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days.
(8)	Includes 131,250 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days.
(9)	Includes 2,749,448 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days and 31,323 shares that may be acquired upon the exercise of warrants that are presently exercisable.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

Since July 1, 2009, Alfred D. Kingsley has made available to us the use of approximately 900 square feet of office space in New York City. We currently pay the office building owner $5,050 per month for the use of the space. These monthly payments are expected to cease in March 2021 when the office space lease expires.

In April 2019, Lineage issued 251,835 common shares of Lineage to Broadwood Partners, L.P., a shareholder of Lineage and Asterias, in exchange for the settlement of warrants to purchase shares of Asterias common stock in connection with our acquisition of Asterias (the “Asterias Merger”).

In connection with the putative shareholder class action lawsuits filed in February 2019 and October 2019 challenging the Asterias Merger, Lineage has agreed to pay for the legal defense of Neal Bradsher, director, and Broadwood Partners, L.P., a shareholder of Lineage, and Broadwood Capital, Inc., which manages Broadwood Partners, L.P., all of which were named in the lawsuits. Through December 31, 2019, Lineage has incurred a total of $221,000 in legal expenses on behalf of the director, shareholder, and the manager of the shareholder.

As part of financing transactions in which there were multiple other purchasers, Broadwood Partners, L.P. purchased 1,000,000, 2,000,000, and 623,090 shares of common stock of OncoCyte Corporation (“OncoCyte”) from Lineage in July 2019, September 2019, and January 2020, respectively.

Shared Facilities and Services Agreement with OncoCyte and AgeX

During 2019 and 2018, we invoiced OncoCyte $1.2 and $1.6 million, respectively for certain “Use Fees” and other charges under the terms of a Shared Facilities and Services Agreement (the “Shared Facilities Agreement”) between Lineage and OncoCyte. Under the Shared Facilities Agreement, Lineage allowed OncoCyte to use Lineage’s premises and equipment located at Alameda, California for the sole purpose of conducting business. Lineage also provided accounting, billing, bookkeeping, payroll, treasury, payment of accounts payable, and other similar administrative services to OncoCyte. The Shared Facilities Agreements also allowed Lineage to provide the services of attorneys, accountants, and other professionals who may provide professional services to Lineage. Lineage also provided OncoCyte with the services of laboratory and research personnel, including Lineage employees and contractors, for the performance of research and development work for OncoCyte at the premises. Shared services with OncoCyte were terminated with respect to the use of Lineage’s office and laboratory facilities on September 30, 2019, and December 31, 2019 with respect to all other remaining shared services.

We entered into a similar Shared Facilities Agreement with AgeX in 2018. During 2019 and 2018, we invoiced AgeX $0.9 and $0.6 million, respectively, for certain “Use Fee” and other charges and expenses for that period. Shared services with AgeX were terminated on July 31, 2019 with respect to the use of Lineage’s office and laboratory facilities and September 30, 2019 with respect to all other remaining shared services

At the time of our acquisition of Asterias, two of our directors, Alfred D. Kingsley, and Michael H. Mulroy, and an officer of Broadwood, were directors of Asterias. Immediately following the acquisition, Don M. Bailey joined our Board, and Edward D. Wirth, III, M.D., Ph.D. joined as our Chief Medical Officer. Mr. Bailey was a director of Asterias, and Dr. Wirth was an executive officer of Asterias. All of our directors and executive officers (including Mr. Bailey and Dr. Wirth) and 5% Shareholders as reported in this proxy, in the aggregate beneficially owned approximately 12% of the outstanding shares of Asterias common stock as of December 31, 2018, and approximately 12% of the outstanding shares of Asterias common stock immediately prior to the acquisition on March 8, 2019.

Mr. Kingsley is a director of OncoCyte. Broadwood beneficially owns more than 20% of the outstanding common stock of OncoCyte, and all of our directors and executive officers and 5% Shareholders as reported in report, including Neal C. Bradsher who may be deemed to beneficially own the shares owned by Broadwood, in the aggregate beneficially own more than 20% of the outstanding shares of OncoCyte common stock. The fact that certain of our executive officers and directors own shares of OncoCyte common stock should not be considered to mean that they constitute or are acting in concert as a “group” with respect to those shares or that they otherwise share power or authority to vote or dispose of the shares that each of them own.

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Related Person Transaction Policy

We have adopted a Related Person Transaction Policy that applies to transactions exceeding $120,000 in which any of our officers, directors, 5% Shareholders, or any member of their immediate family, has a direct or indirect material interest, determined in accordance with the policy (a “Related Person Transaction”). A Related Person Transaction must be reported to our Chief Financial Officer and General Counsel or outside legal counsel and will be subject to review and approval by our Audit Committee prior to effectiveness or consummation, to the extent practical. In addition, any Related Person Transaction that is ongoing in nature will be reviewed by our Audit Committee annually to ensure that the transaction has been conducted in accordance with any previous approval and that all required disclosures regarding the transaction are made.

As appropriate for the circumstances, our Audit Committee will review and consider:

●	the interest of the officer, director, 5% Shareholder, or any member of their immediate family (“Related Person”) in the Related Person Transaction;
●	the approximate dollar value of the amount involved in the Related Person Transaction;
●	the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss;
●	whether the transaction was undertaken in the ordinary course of our business;
●	whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;
●	the purpose of, and the potential benefits to the transaction to us; and
●	any other information regarding the Related Person Transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our Audit Committee will review all relevant information available to it about a Related Person Transaction. Our Audit Committee may approve or ratify the Related Person Transaction only if our Audit Committee determines that, under all of the circumstances, the transaction is in, or is not in conflict with, our best interests. Our Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the Related Person in connection with approval of the Related Person Transaction.

A copy of our Related Person Transaction Policy can be found on our website at www.lineagecell.com.

Delinquent Section 16(a) Reports

Section 16(a) of Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities.

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from reporting persons, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2019, except one Form 4 reporting one transaction was inadvertently filed late for each of Michael H. Mulroy, Don M. Bailey, Alfred D. Kingsley and Chase C. Leavitt.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board, upon the recommendation of our Nominating and Corporate Governance Committee, has nominated Deborah Andrews, Don Bailey, Neal C. Bradsher, Brian M. Culley, Alfred D. Kingsley, Michael H. Mulroy and Angus C. Russell for election at the Meeting and to serve until the 2021 annual meeting of shareholders and until their respective successors are duly elected and qualified. For more information about each nominee, see the section titled “Board of Directors” in this Proxy Statement. The director nominees have indicated that they are willing and able to serve as directors.

Unless authority to vote for any of the director nominees is withheld in a proxy, shares represented by proxies will be voted “For” all director nominees identified above. In the event that any director nominee becomes unavailable for reelection as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee, if any, as our Board may propose.

It is the intention of the persons named in the proxy solicited by our Board, unless the proxy specifies otherwise, to vote the shares represented by such proxy “For” the election of the nominees identified above. In the unlikely event that any nominee should be unable to serve as a director, proxies may be voted in favor of a substitute nominee designated by our Board.

Vote Required

If a quorum is present at the Meeting, the election of directors will be determined by a plurality of the votes cast by the shareholders entitled to vote on the election. Accordingly, the nominees receiving the most “For” votes from the holders of shares present during the Meeting or represented by proxy and entitled to vote on the election of directors will be elected. You may vote “For” or “Withhold” authority to vote for each of the director nominees. If you “Withhold” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of directors.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED ABOVE.

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PROPOSAL 2 - RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Board has selected OUM & Co., LLP (“OUM”) as our independent registered public accounting firm. Our Board proposes and recommends that the shareholders ratify the selection of the firm of OUM to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. OUM has served as our independent registered public accounting firm since July 2014.

We expect that a representative of OUM will be present at the Meeting, in person or by phone, and will have an opportunity to make a statement if he or she so desires and may respond to appropriate questions from shareholders.

Audit Fees, Audit Related Fees, Tax Fees and Other Fees

The following table shows the fees billed by OUM for the audit of our annual consolidated financial statements for our last two fiscal years and for other services rendered by OUM during our last two fiscal years.

	2019	2018
Audit Fees(1)	$503,000	$614,000
Audit Related Fees(2)	37,000	28,000
Total Fees	$540,000	$642,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the consolidated annual financial statements of Lineage and its several subsidiaries included in our Annual Report on Form 10-K, the reviews of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements. Fees in the table include $92,000 paid for AgeX by Lineage for 2018.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Lineage’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to non-routine SEC filings.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee requires pre-approval of all audit and non-audit services. Other than de minimis services incidental to audit services, non-audit services shall generally be limited to tax services such as advice and planning and financial due diligence services. All fees for such non-audit services must be approved by the Audit Committee, except to the extent otherwise permitted by applicable SEC regulations. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting.

Vote Required

If a quorum is present at the Meeting, the approval of Proposal 2 requires the affirmative vote of a majority of both: (1) the shares present in person or represented by proxy at the Meeting and entitled to vote on this proposal; and (2) the shares required to constitute a quorum.

OUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF OUM AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 added Section 14A to the Exchange Act, which provides our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. As described in detail under the heading “Executive Compensation—Overview,” our executive compensation programs are designed to:

●	attract, motivate, and retain highly qualified executives;
●	align management and shareholder interests by tying a substantial percentage of executives’ compensation to financial performance of Lineage and its subsidiaries through the grant of equity awards;
●	reward superior performance by basing decisions regarding cash incentive compensation on the overall performance of executives; and
●	compensate executives at levels competitive with peer companies.

Our Compensation Committee seeks to provide our named executive officers’ total compensation at a level competitive with the compensation paid to officers in similar positions at our peer companies in the biotechnology industry. Our Compensation Committee has approved salary increases and authorized the payment of cash bonuses based on its review of the performance of Lineage and its subsidiaries, the performance of individual executive officers, and the compensation paid by our peer companies. Our executive compensation program also includes performance-based compensation through the grant of equity awards. Equity awards are intended to align the interest of our executives with those of our shareholders because the value realized, if any, by the recipient from an equity award depends upon the increases in the price of Lineage shares. Please read the “Executive Compensation” portion of this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2019 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, sometimes called “say-on-pay,” gives our shareholders the opportunity to express their views on our named executive officers’ compensation. Accordingly, our Board is asking our shareholders to cast a non-binding advisory vote “For” the following resolution at the Meeting:

“RESOLVED, that Lineage’s shareholders approve, on an advisory basis, the compensation paid to Lineage’s named executive officers, as disclosed in Lineage’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion.”

Our shareholders’ vote on this proposal is only advisory and is not binding on Lineage, our Compensation Committee, or our Board. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

If a quorum is present at the Meeting, the approval of Proposal 3 requires the affirmative vote of a majority of both: (1) the shares present in person or represented by proxy at the Meeting and entitled to vote on this proposal; and (2) the shares required to constitute a quorum.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

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IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more shareholders reside. Each shareholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Shareholders sharing an address who have been previously notified by their broker, bank, or other intermediary and have consented to householding will receive only one copy of our Proxy Statement and Annual Report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate Proxy Statement and Annual Report or Notice of Internet Availability of Proxy Materials for each shareholder sharing the same address, please contact your broker, bank, or other intermediary. You may also obtain a separate Proxy Statement or Annual Report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Lineage Cell Therapeutics, Inc., 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008, Attention: Corporate Secretary. You may also contact us at the above address if you are presently receiving multiple copies of the Proxy Statement and Annual Report but would prefer to receive a single copy instead.

PROPOSALS OF SHAREHOLDERS

Shareholders who intend to present a proposal for action at our 2021 annual meeting of shareholders must notify us of such intention by written notice received at our principal executive offices not later than April 14, 2021, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was released to shareholders, for such proposal to be included in our Proxy Statement and form of proxy relating to such meeting, unless the date of the 2021 annual meeting is changed by more than 30 days from the anniversary of our 2020 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC in Rule 14a-8 of the Exchange Act for such proposals to be included in the Proxy Statement.

In addition, our bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of any person for election to our Board not included in our Proxy Statement, to be brought before an annual meeting of shareholders. In general, notice that meets the requirements set forth in our amended and restated bylaws must be received at our principal executive offices not less than 90 days prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2021 annual meeting of shareholders, such a proposal must be received by us no later than June 24, 2021. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received no later than the later of the close of business on the 90th calendar day prior to such annual meeting and the close of business on the tenth day following the day on which public disclosure of the date of such annual meeting was first made. Shareholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a shareholder’s notice

ANNUAL REPORT

Our Annual Report on Form 10-K, filed with the SEC for the fiscal year ended December 31, 2019, without exhibits, may be obtained by a shareholder without charge, upon written request to the Corporate Secretary of Lineage. At a shareholder’s request, we will also furnish any exhibit to such Annual Report upon the payment of a fee to cover our reasonable expenses in furnishing such exhibit.

By Order of the Board of Directors,

Chase C. Leavitt

General Counsel and Corporate Secretary

August 7, 2020

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